Exhibit 99.1

Encorium Group, Inc. Announces Signing of Letter of Intent to Acquire Prologue Research International, Inc.

Highlights

· Prologue is a specialty clinical research organization (“CRO”) focusing on oncology and oncology-related studies. This acquisition broadens Encorium’s therapeutic area expertise in this very important and high-growth area of drug/biologics development.

· Prologue’s annual revenue grew at a compounded rate of greater than 30% from 2005 through 2007.

· Prologue has a backlog in excess of $25 million for the fiscal year ended December 31, 2007.

WAYNE, PA, June 11, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO) (“Encorium” or “the Company”), a full-service, multinational CRO that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical and biotechnology companies, today announced that it has entered into a non-binding letter of intent to acquire Prologue Research International, Inc. (“Prologue”), a CRO that specializes in a full range of clinical research services for Phase I through Phase IV clinical trials in oncology and oncology-related studies.

Details of Transaction

Pursuant to the non-binding letter of intent dated June 6, 2008, the Company will acquire all of the issued and outstanding shares of Prologue for $13.0 million, consisting of $4.5 million in cash and $8.5 million in a combination of non-convertible, non-redeemable senior subordinated debt and convertible, redeemable senior subordinated debt. The Company intends to fund the cash portion of the purchase price with a loan procured by Chardan Capital, LLC (“Chardan”) in the amount of $5,000,000 (the "Loan"). It is anticipated that the Loan will bear interest at a rate not greater than 10% per annum and will be senior unsecured debt. Principal and all accrued interest will be payable upon the earlier of the consummation of Encorium’s anticipated merger with Fine Success Investments, Ltd., a British Virgin Islands company doing business as Linkcon (“Linkcon”), or 12 months from the date of the Note.

In addition to the $13.0 million in consideration that Encorium will pay to the existing Prologue security holders on closing of the transaction Encorium has made a $500,000 non-refundable cash payment to Prologue in exchange for Prologue’s granting an exclusivity period to the Company. The closing of the Prologue transaction is subject to completion of Encorium’s due diligence, approval of the transaction by both parties’ Board of Directors and the signing of a definitive agreement. The closing is expected to occur in the third quarter of 2008.

Kai Lindevall, M.D., Ph.D., Encorium’s Chief Executive Officer stated, “We believe that this acquisition, along with our announcement this afternoon of Encorium’s letter of intent to combine with Linkcon, creates a firm foundation for Encorium to become a leading global service provider to the biopharmaceutical and medical device industries. As we have discussed in the past, our goal has always been to grow into a global, midsized CRO with expertise in multiple targeted therapeutic areas, including oncology. We believe that Prologue represents a compelling strategic acquisition opportunity for Encorium for many reasons including:· Its historical growth and strong market position and reputation within the increasingly important oncology therapeutic area;· The multiple future organic growth opportunities offered by the combined organization;· The cross-selling opportunities to the clients of both companies and· The potential for a growing collaboration with The James Cancer Hospital and Comprehensive Cancer Center of The Ohio State University, whose recognition in the area of cancer therapy has grown globally over the last several years.

We believe that the Prologue team has done an impressive job of building a leading company in the oncology CRO market sector, and we are excited about the opportunity to add their capabilities to those of Encorium.”

Tom Ludlam, President and CEO of Prologue, stated: “We have been impressed with Encorium throughout this entire process. Prologue’s goal is to be the best-in-class global oncology CRO. By joining the Encorium Group, we will have immediate global reach which, when leveraged with our oncology expertise, should benefit both our customers and patients with cancer. We look forward to being part of this exciting venture and contributing to a combined company with tremendous potential for growth.”

Conference Call

Encorium Group will hold a conference call tomorrow (June 12, 2008) at 9:00 A.M. EDT to discuss this proposed acquisition and the Company’s announcement of its merger with Linkcon (which was outlined in a separate press release issued today). To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial +1 706 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for approximately 30 days. A telephone audio replay will also be available through June 14, 2008, by dialing (800) 642-1687 from the U.S., or +1 706 645-9291 for international callers, and entering conference ID number 51480499 when prompted.

About Prologue

Prologue was established in 1998 as a not-for-profit CRO focused exclusively on oncology trials, with support from The James Cancer Hospital/Solove Research Center of The Ohio State University (OSU). The James Cancer Hospital was interested in collaborating with an oncology-dedicated CRO to facilitate the growth of oncology clinical trial activities in central Ohio.

Prologue was subsequently structured to operate independently from OSU, as a stand-alone business, with an initial leadership team consisting of former executives of Adria/Pharmacia, a well-known pharmaceutical company with a significant presence in oncology drug development. As a result, Prologue was fortunate from the beginning to have individuals with a great depth of expertise in designing and implementing oncology clinical trials. Many of those leaders remain in senior positions with the Company today.

In mid-2004, the Company re-structured into a private, “for-profit” business. The purpose of restructuring was to enhance access to capital in order to assure the investment necessary to support growth. The Company currently has 75 employees.

For the fiscal year ended December 31, 2007, Prologue reported audited net revenues of approximately $12.2 million and EBITDA of approximately $900,000.

Prologues management team is led by Tom Ludlam, its President and Chief Executive Officer, who has served in that position since August 2004 will manage the oncology practice and play a significant role in the integration of the business.

Edgemont Capital Partners, LP, is acting as exclusive financial advisor to Prologue.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions regarding the potential acquisition of Prologue and the merger with Linkcon and our expectations regarding the effects of such transactions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing, if any, of the acquisition of Prologue and the merger with Linckon; (ii) the completion to our satisfaction of due diligence regarding both Prologue and Linkcon; (iii) the acquisition by us of a fairness opinion relating to the purchase price for Linkcon; (iv) our ability to negotiate definitive agreements with Prologue and Linkcon; (v) Linkcon’s ability to enter into definitive agreements with the CRO entities to be acquired by Linkcon and Linkcon’s ability to complete those transactions pursuant to the existing non-binding term sheets; (vi) Chardan’s ability to raise $25 million for investment in the combined entity; (vii) our ability to obtain the required corporate, stockholder and, if applicable, third-party and governmental approvals; (viii) the possibility that the transaction may not close; (ix) our ability to negotiate mutually acceptable employment arrangements with key employees of Prologue and Linkcon; (x) our ability to successfully integrate the businesses of Prologue and Linkcon; and (xi) the performance of the combined business to operate successfully and generate growth.

Additional risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department or The Equity Group, Inc.

CONTACT: The Equity Group Inc. Adam Prior (212) 836-9606 aprior@equityny.com www.theequitygroup.com